Exhibit 99.1

Aradigm Announces Third Quarter 2012 Financial Results

Hayward, CA – November 8, 2012 – Aradigm Corporation (OTC BB: ARDM.OB) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2012.

Total revenue was approximately $0.3 million for the third quarter of 2012 compared with revenue of approximately $0.2 million for the third quarter of 2011. Revenue in both quarters reflects the quarterly royalty payment from Zogenix for product sales of SUMAVEL® DosePro™ needle-free delivery system for treatment of acute migraine and cluster headaches.

The Company’s net loss for the third quarter of 2012 was approximately $2.0 million, or $0.01 per share, compared with a net loss of approximately $2.4 million, or $0.01 per share, for the third quarter of 2011. Total operating expenses for the third quarter of 2012 were approximately $1.8 million, compared with total operating expenses of approximately $2.3 million for the third quarter of 2011. The decrease in operating expenses was primarily due to lower clinical costs for the inhaled ciprofloxacin program versus the prior year period.

As of September 30, 2012, cash, cash equivalents and short-term investments totaled approximately $4.1 million.

Recent Highlights

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September 2012: we were issued a new U.S. patent from a second patent family for our inhaled nicotine program that provides protection until at least 2024. Previously, we had two issued U.S. patents covering systems for effecting smoking cessation, which provided exclusivity until 2019. The first two patents are method of treatment patents, covering systems, devices and containers for delivering aerosolized nicotine formulations in specific ways which we believe to be important for cigarette smokers who want to quit smoking. This new patent extends the coverage to containers with novel features anticipated to provide additional smoking cessation benefits.

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September 2012: UK scientists from the Health Protection Agency (HPA) and Defence Science and Technology Laboratory (Dstl) reported the successful testing of our inhaled liposomal ciprofloxacin against Coxiella burnetii in a mouse model of this virulent infection. This work was conducted as part of the collaborative consortium that we formed with HPA and Dstl to evaluate the efficacy of our inhaled liposomal ciprofloxacin against high threat microbial agents. Coxiella burnetii is a Gram-negative intracellular bacterium and the causative agent of the disease Q fever. C. burnetii is endemic worldwide, infects a wide variety of animals and humans and has a low infectious dose by the inhalational route. Clinical presentation in man may lead to an acute infection with flu-like symptoms, or a chronic life-threatening disease. A recent epidemic of Q fever in humans took place in the Netherlands in 2009, with 2,357 reported cases and 6 deaths. Current oral antibiotic treatment of Q fever can be lengthy and complex. In the experiments reported by the UK scientists, mice that were infected with C. burnetii via inhalation and treated 24 hours later with twice-daily oral ciprofloxacin continuing for 6 additional days, or infected drug-free control-treated animals that had the same treatment schedule, lost almost 20% of body weight by day 7 and exhibited clinical signs of the disease. In contrast, infected mice treated 24 hours later with once-daily lung-delivered liposomal ciprofloxacin continuing for 6 additional days, were significantly protected against weight loss and showed no clinical signs of disease throughout the 14-day duration of the study. The Dstl team had previously demonstrated that a single dose of our inhaled liposomal ciprofloxacin protects animals against lethal doses of inhaled tularemia infection – another microbial threat.

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October 2012: scientists from the Virginia Commonwealth University reported findings about the anti-inflammatory effects of our inhaled ciprofloxacin. These findings suggest that liposomal ciprofloxacin could exert both anti-pseudomonal and anti-inflammatory effects in the lungs. The experiments were conducted by Virginia Commonwealth University (Richmond, VA) scientists in human bronchial lung cells stimulated by the lipopolysaccharide (LPS) produced by Pseudomonas aeruginosa. Pseudomonas aeruginosa is one of the most significant bacterial pathogens in patients with cystic fibrosis, bronchiectasis and severe COPD. LPS produced by this organism is a key virulence-causing factor associated with the respiratory infections due to this microorganism. In the experiments, liposomal ciprofloxacin and free ciprofloxacin were applied onto the monolayer of human bronchial lung cells for 24 hours. LPS from Pseudomonas aeruginosa was then added to stimulate the inflammatory response. At 24 and 48 hours of this stimulation, samples were taken for determination of cellular release of an important pro-inflammatory cytokine, interleukin-8 (IL-8). IL-8 release was negligible from the unstimulated negative control cells. In contrast, 10 μg/ml LPS stimulation for 24 and 48 hours caused significant 24.1 ± 9.2 and 39.5 ± 11.6 ng of IL-8 release, respectively (positive control). Despite its application 24 hours prior to the LPS stimulation, liposomal ciprofloxacin at 0.1 mg/ml still inhibited this LPS-induced IL-8 release (60.1 ± 9.8% and 45.6 ± 4.8% inhibition, respectively). Free ciprofloxacin alone also showed comparable inhibition, but was eliminated much faster from the surface of the cells. Chronic respiratory infections with Pseudomonas aeruginosa with the associated airway inflammation are the key cause of the deterioration in the quality of life and premature death of patients with cystic fibrosis and bronchiectasis.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs delivered by inhalation for the prevention and treatment of severe respiratory diseases. The Company has product candidates addressing the treatment of bronchiectasis, cystic fibrosis, inhalation tularemia and anthrax infections, and prevention of respiratory and other diseases in tobacco smokers through smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements, including, but not limited to, statements regarding the product development efforts for the inhaled ciprofloxacin program and continued receipt of royalties from Zogenix, Inc. These forward-looking statements involve risk and uncertainties, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC on March 28, 2012, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenues	$262	$242	$784	$608

Operating expenses:
Research and development	818	1,292	2,304	4,356
General and administrative	1,013	1,020	3,009	3,595
Restructuring and asset impairment	8	10	26	30

Total operating expenses	1,839	2,322	5,339	7,981

Loss from operations	(1,577)	(2,080)	(4,555)	(7,373)
Interest income	2	4	9	9
Interest expense	(383)	(375)	(1,135)	(428)
Other income (expense), net	(4)	2	(2)	2

Net loss	$(1,962)	$(2,449)	$(5,683)	$(7,790)
Change in unrealized losses on available-for-sale securities	—	—	(1)	—
Comprehensive loss	$(1,962)	$(2,449)	$(5,684)	$(7,790)

Basic and diluted net loss per common share	$(0.01)	$(0.01)	$(0.03)	$(0.04)

Shares used in computing basic and diluted net loss per common share	198,670	194,549	198,336	178,561

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2012	December 31, 2011
	(Unaudited)	*
ASSETS
Current assets:
Cash and cash equivalents	$3,128	$2,148
Short-term investments	1,000	6,516
Receivables	58	36
Prepaid and other current assets	207	161

Total current assets	4,393	8,861
Property and equipment, net	821	1,113
Notes receivable	—	29
Other assets	498	553

Total assets	$5,712	$10,556

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$404	$196
Accrued clinical and cost of other studies	269	247
Accrued compensation	258	195
Facility lease exit obligation	138	120
Other accrued liabilities	104	86

Total current liabilities	1,173	844
Deferred rent	144	132
Facility lease exit obligation, non-current	502	609
Other non-current liabilities	—	75
Note payable, net of discount and accrued interest	8,466	8,207
Shareholders’ equity (deficit)	(4,573)	689

Total liabilities and shareholders’ equity (deficit)	$5,712	$10,556

*	The balance sheet at December 31, 2011 has been derived from the audited financial statements at that date.

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